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                                                                    EXHIBIT 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the accountants for Cellcom Corp. and on November 15, 2001 except for Note 5, as to which the date was February 28, 2002), we reported on the financial statements of Cellcom Corp. as of and for the years ended September 30, 2001 and 2000. On April 23, 2003, we resigned as accountants of Cellcom Corp. We have read Cellcom's statements included under Item 4 of its Form 8-K for April 23, 2003, and we agree with such statements.

Very truly yours,


/s/ Bradshaw, Smith & Co., LLP
Las Vegas, Nevada
July 8, 2003